Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2014, relating to the financial statements and financial highlights which appear in the December 31, 2013 Annual Report to Shareholders of AQR Diversified Arbitrage Fund, AQR Long-Short Equity Fund, AQR Managed Futures Strategy Fund, AQR Managed Futures Strategy HV Fund, AQR Risk-Balanced Commodities Strategy Fund, AQR Risk Parity Fund, AQR Risk Parity II MV Fund, AQR Risk Parity II HV Fund, AQR Multi-Strategy Alternative Fund and AQR Style Premia Alternative Fund which are also incorporated by reference into this Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” in such Registration Statement.

/S/ PricewaterhouseCoopers LLP

New York, New York

April 29, 2014